EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

CHATSWORTH, Calif., July 30, 2009 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, today announced revenue of $22.3 million for the second quarter ended June 30, 2009, a decrease of 6% from revenue of $23.8 million in the year ago second quarter. Net income for the 2009 second quarter was $1.0 million, or $0.06 per share, compared with $2.2 million, or $0.12 per share in the year ago period.

“Consolidated revenue in the quarter was below expectations primarily due to delayed instrument purchases of approximately $1.5 million by our U.S. hospital customers, an increase in instrument rentals in the period resulting in $500,000 of deferred revenue, and a $400,000 revenue shortfall from our Sample Processing Division,” stated César García, Chairman, President and Chief Executive Officer. “Despite the lower domestic sales we are seeing continued strong international demand for both the iChem®VELOCITY™ and iRICELL™ workstation. There were 95 iQ®200 analyzers sold in the second quarter, of which 72 units were sold internationally. In addition, 50 iChemVELOCITY chemistry analyzers were shipped internationally in the quarter of which 44% were part of an iRICELL workstation. We are especially pleased with the continuing strong growth of consumables and service revenue, which increased to a record $12.9 million, or 58% of total sales for the quarter, an increase of 8% over the prior year quarter. We remain confident that consumables and service revenue will resume double-digit growth in the second half of 2009 as there are now more than 2,300 iQ analyzers which have been shipped to date, along with a growing base of our new iChemVELOCITYs, each generating high margin recurring consumables revenue,” Mr. Garcia said.

“Domestic sales were impacted by the current trend in hospital capital equipment purchasing cycles, which is affecting the entire in vitro diagnostics sector. Many of our expected domestic orders in the quarter were in the final stages of the sales cycle, but capital funding and thus the ultimate sale was delayed. According to industry surveys, hospital instrument sales are expected to recover in 2010 with the aging Baby Boomer population driving the demand for more tests, as well as the growing need for more automation due to a shortage of qualified lab technicians. In the meantime, we are adjusting to the challenging market conditions and have implemented cost improvement and containment programs in all areas and we are placing increased emphasis in our domestic sales funnel to compensate for a potentially lower close rate,” Mr. García said.

“Although the international re-launch of the iChemVELOCITY is going well, we will not be launching this product in the US market in the third quarter of 2009, as originally anticipated. After review of our pre-market notification 510(K) for iChemVELOCITY, the FDA has raised issues relating to the adequacy of certain of the performance attributes of the device and thus concluded that our iChemVELOCITY system is not substantially equivalent to other predicate devices in the market and therefore its US commercialization cannot be initiated until a new 510(k) is submitted addressing the issues raised by the FDA. Based upon our testing of the instrument, the ability to make adjustments to enhance performance and the foreign experience with the instrument, we are confident that the performance issues identified by FDA can be addressed and that the instrument will be shown to FDA’s satisfaction to be safe and effective and entitled to 510(k) clearance. We have secured sufficient inventory of the AUTION MAX AX-4280 to cover all domestic sales for the balance of 2009, if necessary,” Mr. García said.

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2009 Second Quarter Highlights:

•	Revenue in Q2 of $22.3 million versus $23.8 million in Q2 of 2008.

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Diluted EPS of $0.06 for Q2 2009, versus $0.12 in Q2 2008, after a charge of $325K related to a reduction in force and approximately $200k of iChemVELOCITY retrofit costs. These items decreased GAAP EPS by nearly $0.03 per share.

•	Record IVD consumables and service revenue increased 8% over Q2 2008; consumables and service revenue accounted for 58% of consolidated revenue.

•	95 iQ200 analyzers sold in the quarter with more than 2,300 sold to date; prior year period instrument sales of 125 analyzers.

•	Consolidated gross margin of 51% in Q2; consumables and service margin improved to 59%.

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Successful re-launch in Q2 of iChemVELOCITY to international market; 50 units sold in Q2 with 150 units shipped since Sep 2008; U.S. Launch of iChemVELOCITY and iRICELL pending U.S. FDA 510(k) clearance.

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Secured IRB approval from Eastern Virginia and University of Washington for NADiA®ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay; awaiting IRB approval from Duke University and Memorial Sloan-Kettering, with 300 patient clinical study to commence thereafter.

•	Strong debt-free balance sheet with cash of $28.6 million.

Net income for the 2009 second quarter of $1 million, or $0.06 per diluted share, compares with net income of $2.2 million, or $0.12 per diluted share, in the second quarter of 2008. The 2009 second quarter diluted EPS included $0.03 related to a charge of $325,000 for a reduction in force in the quarter and iChemVELOCITY retrofit cost provision of approximately $200,000. The reduction in force of 19 full time equivalent personnel is expected to result in annualized savings of more than $1 million, with $450,000 realized in the second half of 2009. Diluted weighted average shares outstanding for the three months ended June 30, 2009 and 2008, were 17.9 million and 18.7 million, respectively.

The IVD business unit had sales of $19.1 million in the second quarter of 2009, compared with $20.3 million in the second quarter of 2008. IVD instrument sales decreased 27% to $6.2 million in the second quarter of 2009, compared with $8.4 million in the second quarter of 2008, due primarily to delayed purchases by domestic hospital customers. IVD instrument revenue represented 28% of consolidated revenue in the second quarter of 2009 versus 35% in the second quarter of 2008. IVD consumables and service revenue grew by 8% to a record $12.9 million for the quarter, compared with $11.9 million in the second quarter of 2008. IVD consumables and service revenue represented 58% of total revenue in the second quarter of 2009 versus 50% in the second quarter of 2008, as a result of product mix. There were 95 iQ200 urine microscopy analyzers sold in the quarter, increasing the total number of iQ200 analyzers sold to more than 2,300 units, as of June 30, 2009, each generating high margin recurring consumables and service revenue. Revenue at the Iris Sample Processing Division decreased 5% to $3.3 million for the second quarter of 2009 compared with revenue of $3.5 million in second quarter of 2008.

Consolidated gross profit margin was 51% in the second quarter of 2009 versus 52% in 2008. IVD instruments gross profit margin was 33% in the 2009 second quarter, versus 44% in the year ago period and 42% in the first quarter of 2009. The instruments gross margin in the second quarter of 2009 was negatively impacted by domestic sales promotions of $102,000, foreign currency adjustment of $54,000, iChemVELOCITY retrofit costs of approximately $200,000, iChemVELOCITY start-up costs of $262,000, severance costs of approximately $40,000, and under-absorbed overhead of $180,000.

IVD consumables and service gross profit margin was 59% for the 2009 second quarter, compared with 58% in the year ago period and included approximately $100,000 in severance costs. This was driven by increased consumable volumes and improved profitability in the service business. Our service business benefited in the second quarter from a higher than normal volume of orders for iQ®200 spare parts from International distributors and reduced labor costs. Consumables and service profitability continues to improve with the growing installed base of iQ analyzers and should continue to benefit from the growing base of iChem®VELOCITY™ analyzers, which is beginning to favorably impact the utilization of our strip manufacturing facility in Marburg, Germany.

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Research and development expense for the second quarter of 2009 was $2.9 million, or 13% of revenue, compared with $2.6 million, or 11% of revenue, in the second quarter of 2008.

“We have secured Institutional Review Board (IRB) approval from Eastern Virginia Medical School and University of Washington for our NADiA®ProsVue™ ultra sensitive prostate-specific antigen (PSA) diagnostic assay for identifying prostatectomy patients with low risk of cancer recurrence. We are currently in the IRB review process with Duke University and Memorial Sloan-Kettering Cancer Center and upon receipt of these IRB approvals, we will commence our larger clinical study consisting of approximately 300 patients followed by a 510(k) submission,” Mr. García said.

Operating expenses increased to $10.2 million, or 46% of sales, in the second quarter of 2009, compared with $9.4 million, or 40% of sales, in the second quarter of 2008. Marketing and selling expenses of $3.9 million in the second quarter of 2009 were the same as the year ago period. General and administrative expenses in the second quarter of 2009 were $3.4 million, compared with $2.9 million in the prior year period, increasing to 15% of sales from 12% of sales a year ago due to increases in stock based compensation and outside professional services.

The effective tax rate for the second quarter of 2009 was 27%, compared to 31% for the second quarter of 2008 as a result of greater utilization of research and development and manufacturing tax credits. The Company’s balance sheet remains strong with cash of $28.6 million and no debt at June 30, 2009.

For the six months ended June 30, 2009, IRIS had revenue of $43.9 million, a 3% decrease from revenue of $45.4 million in the prior year period. Year-to-date consolidated gross profit margin was 52% versus 53% in the prior year period. Net income for the six months ended June 30, 2009 decreased to $2.4 million, or $0.14 per diluted share, compared with $4 million, or $0.21 per diluted share in the year-ago six month period. Diluted average shares outstanding for the 2009 and 2008 six month periods were 17.8 million and 18.9 million, respectively.

Company Outlook

IRIS is revising guidance for full year 2009, anticipating revenue of $94–$96 million as compared to previous issued revenue guidance of $102 million, and earnings of $0.40–$0.42 per fully diluted share, from previous issued EPS guidance of $0.48. The 2009 guidance does not include any revenue relating to NADiA®ProsVue™, as we have not yet secured regulatory clearance. Research and development expense is expected to be 13% of revenue. The above estimates assume a 30% tax rate for the second half of 2009.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1- 800-967-7184 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 719-325-2320. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com or http://investor.shareholder.com/media/eventdetail.cfm?eventid=71001&CompanyID=ABEA-2RC4AZ&e=1&mediaKey=0F059E45A57CA28895D6144DD88C64FA. The conference web cast will be archived and available for replay on both websites for 90 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,300 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

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SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands – except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Sales of IVD instruments	$6,183	$8,421	$11,637	$15,757
Sales of IVD consumables and service	12,882	11,907	25,404	22,781
Sales of sample processing instruments and supplies	3,277	3,455	6,877	6,852

Total revenues	22,342	23,783	43,918	45,390

Cost of goods – IVD instruments	4,148	4,703	7,284	8,257
Cost of goods – IVD consumables and service	5,283	5,045	10,197	9,832
Cost of goods – sample processing instruments and supplies	1,579	1,696	3,411	3,357

Total cost of goods sold	11,010	11,444	20,892	21,446

Gross profit	11,332	12,339	23,026	23,944

Marketing and selling	3,948	3,896	7,832	7,746
General and administrative	3,376	2,870	6,523	5,642
Research and development	2,870	2,636	5,680	5,256

Total operating expenses	10,194	9,402	20,035	18,644

Operating income	1,138	2,937	2,991	5,300
Other income (expense):
Interest income	223	254	426	595
Interest expense	(3)	(2)	(7)	(4)
Other income (expense)	28	25	21	35

Income before provision for income taxes	1,386	3,214	3,431	5,926
Provision for income taxes	374	1,009	1,029	1,899

Net income (loss)	$1,012	$2,205	$2,402	$4,027

Basic net income per share	$0.06	$0.12	$.0.14	$0.22

Diluted net income per share	$0.06	0.12	$0.14	$0.21

Basic – average shares outstanding	17,665	18,141	17,547	18,285

Diluted – average shares outstanding	17,879	18,685	17,754	18,867

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